Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a summary of the terms of our securities. This summary does not purport to be complete, nor does it represent all information which you might find to be important for understanding our capital stock. This summary is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and bylaws. References to “DT Midstream,” the “Company,” “we,” “our” and “us” herein are, unless the context otherwise requires, only to DT Midstream, Inc. and not to any of its subsidiaries.

Description of Capital Stock
General
Our authorized capital stock consists of 550,000,000 shares of common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.
The number of authorized shares of our common or preferred stock may be increased or decreased by the affirmative vote of the holders of shares of our capital stock representing a majority of the votes represented by all outstanding shares of such capital stock entitled to vote on such matter, irrespective of the provisions of Section 242(b)(2) of General Corporation Law of the State of Delaware (the “DGCL”), in addition to any vote of the holders of one or more series of our preferred stock that may be required by the terms of such preferred stock. However, the number of authorized shares of common or preferred stock to be decreased may not be decreased below the number of shares thereof then outstanding.
Common Stock
All shares of our common stock now outstanding are duly authorized, fully paid and non-assessable. Below is a summary of the rights of the common stock.
Voting Rights. The holders of common stock are entitled to one (1) vote per share on each such matter properly submitted on which the holders of common stock are entitled to vote, including the right to vote for the election of directors. The holders of shares of common stock do not have the ability to cumulate votes for the election of directors. Holders of common stock are not allowed to vote on any amendment of our amended and restated certificate of incorporation that relates only to the terms of a series of outstanding preferred stock for which the holders of such affected preferred stock have the right to vote under the certificate of incorporation or the DGCL.
Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets or funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that the board of directors may determine.
Right to Receive Liquidation Distributions. Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights or preferential rights and is not subject to redemption or sinking fund provisions.

No Ownership Limitations or Transfer Restrictions. The common stock is not subject to any limitation on the amount of securities that may be held by holders, and the common stock is not by its terms subject to any transfer restrictions.
Preferred Stock
Under our amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 50,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action, as further described below. We currently have no shares of preferred stock outstanding and we have no present plan to issue any shares of preferred stock.
Anti-takeover Effects of Delaware Law and Governance Provisions
Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or change in control that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and could discourage certain types of transactions that may involve an actual or threatened change of control:
•Classified Board. Our amended and restated certificate of incorporation provides that, until the election of directors at the 2024 annual meeting of stockholders, our board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term initially expiring at the 2022 annual meeting of stockholders, the directors in Class II having a term initially expiring at the 2023 annual meeting of stockholders and the directors in Class III having a term expiring at the 2024 annual meeting of stockholders, and in each case until his or her respective successor shall have been duly elected and qualified. The initial assignment of directors to each such class shall be made by the board. Each director elected at the 2022 or 2023 annual meeting of stockholders shall belong to the same class of the director whose term shall have then expired and who is being succeeded by such director. Each Class I director elected at the 2022 annual meeting of stockholders and each Class II director elected at the 2023 annual meeting of stockholders shall hold office until the 2024 annual meeting of stockholders and in each case until his or her respective successor shall have been duly elected and qualified. At all times prior to the 2024 annual meeting of stockholders or such other time as the board is no longer classified under section 141(d) of the DGCL (or any successor provision thereto), any newly created directorships or any decrease in directorships shall be apportioned among the classes by the board as to make all classes as nearly equal in number as possible. Commencing with the 2024 annual meeting of stockholders or such other time as the board is no longer classified under Section 141(d) of the DGCL (or any successor provision thereto), each director shall be elected annually and shall hold office until the next succeeding annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified. Before our board is declassified, it would take at least two annual stockholder meetings to occur for any individual or group to gain control of our board. Accordingly, while the board is divided into classes, these provisions could discourage a third-party from initiating a proxy contest, making a tender offer or otherwise attempting to control our board.
•Removal and Vacancies; Size of Board.  Our amended and restated certificate of incorporation and bylaws provide that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, any removal of a director by the stockholders shall require the affirmative vote of the majority in voting power of all of outstanding stock then entitled to vote thereon. A director may be removed from office at any time by the stockholders (i) at all times prior to the 2024 annual meeting of stockholders or such other time as the board is no longer classified under Section 141(d) of the DGCL (or any successor provision thereto), only for cause and (ii) commencing with the 2024 annual meeting of stockholders or such other time, with or without cause. Vacancies occurring on the board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only be a vote of the majority of the remaining members of the board, although less than a quorum, or by a sole remaining director, at any meeting of the board, and not by the stockholders. In addition, our amended and restated certificate of incorporation and bylaws provide that the number of directors that shall constitute the entire board shall be fixed, from time to time, exclusively by the board, subject to the rights that may apply to shares of preferred stock outstanding at the time with respect to the election of directors, if any. These provisions will prevent a stockholder from increasing the size of the board of directors and gaining control of the board of directors by filling the resulting vacancies with its own nominees.
•Preferred Stock. Our amended and restated certificate of incorporation authorizes the board to issue from time to time shares of preferred stock in one or more series pursuant to a resolution or resolutions without further action by the stockholders. These terms may include powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The issuance of any preferred stock could diminish the rights of holders of common stock and therefore could reduce the value of such common stock. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.
•No Action by Written Consent of Stockholders. Subject to the rights that may apply to holders of shares of preferred stock outstanding at the time, our amended and restated certificate of incorporation and bylaws expressly exclude the right of our stockholders to act by written consent. Stockholder action must therefore take place at an annual or special meeting of the stockholders.
•No Stockholder Ability to Call Special Meetings. Our amended and restated certificate of incorporation and bylaws provide that, subject to the rights that may apply to holders of shares of preferred stock outstanding at the time, special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or the board. Our stockholders are not able to call a special meeting of the stockholders.
•Requirements for Advance Notification of Stockholders Nominations and Proposals. Our amended and restated bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a proposal submitted under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), to provide timely notice in writing. A stockholder’s notice to the Secretary must be in proper written form and must set forth certain information, as required under our amended and restated bylaws, related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination is made as well as their control persons and information about the proposal or nominee for election to the board of directors. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
•Amendments to Bylaws. Our amended and restated certificate of incorporation and bylaws provides that the board is expressly authorized to adopt, amend, alter or repeal the amended and restated bylaws without stockholder vote.

Charter Exclusive Forum Provisions
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to us or our stockholders; (iii) any action or proceeding asserting a claim arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of Delaware law (as may be amended from time to time) or the amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding asserting a claim against us, any of our directors, officers or other employees or stockholders governed by the internal affairs doctrine of the laws of the State of Delaware or any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (or any successor provision thereto); or (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. The Delaware exclusive forum provision described in the foregoing sentence does not apply to actions arising under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”). In this regard, it is noted that Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations promulgated thereunder and, further, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is further noted that our amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws. Although our amended and restated certificate of incorporation contains the federal exclusive forum provision described in the foregoing sentence, it is uncertain whether this provision would apply to actions arising under the Securities Act as it is possible that a court could rule that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, particularly in light of Section 22 of the Securities Act, which creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder.
Transfer Agent
We have appointed Equiniti Trust Company as the transfer agent for our common stock. Its address is 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120 and its telephone number is toll free 833-914-2118.

Listing
Our common stock is listed on the New York Stock Exchange under the trading symbol “DTM.”